Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of June 30, 2021 and revenue and expenses for the three and six months ended June 30, 2021 and 2020 and cash flows for the six months ended June 30, 2021 and 2020. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The reattribution, as described in note 1, is reflected in the attributed financial statements on a prospective basis from April 22, 2020. The financial information should be read in conjunction with our condensed consolidated financial statements for the six months ended June 30, 2021 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$1,542	996
Investments in affiliates, accounted for using the equity method	$746	886
Intangible assets not subject to amortization	$24,952	24,924
Intangible assets subject to amortization, net	$1,368	1,471
Total assets	$32,540	32,081
Deferred revenue	$1,583	1,721
Long-term debt, including current portion	$14,670	13,000
Deferred tax liabilities	$2,150	2,116
Attributed net assets	$8,062	8,250
Noncontrolling interest	$4,097	4,505

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

	amounts in millions
Revenue	$2,159	1,874	4,217	3,826
Cost of services (1)	$(983)	(866)	(1,922)	(1,716)
Other operating expenses (1)	$(66)	(61)	(130)	(132)
Selling, general and administrative expense (1)	$(374)	(350)	(720)	(692)
Operating income (loss)	$634	383	863	825
Interest expense	$(123)	(120)	(243)	(231)
Income tax (expense) benefit	$(125)	10	(18)	(66)
Net earnings (loss) attributable to noncontrolling interests	$95	64	144	142
Earnings (loss) attributable to Liberty stockholders	$337	(88)	326	126
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

	amounts in millions
Cost of services	$12	10	22	21
Other operating expenses	7	9	17	20
Selling, general and administrative expense	31	35	65	71
	$50	54	104	112

Braves Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$168	151
Property and equipment, net	$791	799
Investments in affiliates, accounted for using the equity method	$102	94
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$21	24
Total assets	$1,605	1,571
Deferred revenue	$103	90
Long-term debt, including current portion	$691	670
Deferred tax liabilities	$48	52
Attributed net assets	$261	291

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

	amounts in millions
Revenue	$216	11	232	33
Selling, general and administrative expense (1)	$(24)	—	(45)	(22)
Operating income (loss)	$31	(33)	(9)	(77)
Share of earnings (losses) of affiliates, net	$8	(1)	11	3
Unrealized gains (losses) on intergroup interest	$1	(7)	(27)	88
Income tax (expense) benefit	$(9)	9	2	24
Earnings (loss) attributable to Liberty stockholders	$25	(38)	(34)	15
(1)	Includes stock-based compensation expense of $3 million and $6 million for the three and six months ended June 30, 2021, respectively, and stock-based compensation benefit of $15 million and $12 million for the three and six months ended June 30, 2020, respectively.

Formula One Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$2,225	1,684
Investments in affiliates, accounted for using the equity method	$33	38
Intangible assets not subject to amortization	$3,957	3,956
Intangible assets subject to amortization, net	$3,696	3,883
Total assets	$12,029	11,191
Long-term debt, including current portion	$3,612	3,759
Redeemable noncontrolling interests in equity of subsidiary	$575	—
Attributed net assets	$6,565	6,550

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

	amounts in millions
Revenue	$501	24	681	63
Cost of Formula 1 revenue	$(398)	(16)	(482)	(59)
Selling, general and administrative expense (1)	$(47)	(40)	(90)	(84)
Operating income (loss)	$(43)	(136)	(90)	(288)
Interest expense	$(29)	(37)	(61)	(83)
Share of earnings (losses) of affiliates, net	$14	(46)	29	(110)
Realized and unrealized gains (losses) on financial instruments, net	$70	5	105	20
Unrealized gains (losses) on intergroup interest	$(23)	(29)	(5)	(155)
Income tax (expense) benefit	$78	27	91	52
Earnings (loss) attributable to Liberty stockholders	$55	(200)	9	(543)
(1)	Includes stock-based compensation of $7 million and $6 million for the three months ended June 30, 2021 and 2020, respectively, and $13 million and $12 million for the six months ended June 30, 2021 and 2020, respectively.

BALANCE SHEET INFORMATION

June 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,542	168	2,225	—	3,935
Trade and other receivables, net	655	55	113	—	823
Other current assets	350	64	189	—	603
Total current assets	2,547	287	2,527	—	5,361
Intergroup interests (note 1)	289	—	189	(478)	—
Investments in affiliates, accounted for using the equity method (note 1)	746	102	33	—	881

Property and equipment, at cost	2,699	997	203	—	3,899
Accumulated depreciation	(1,617)	(206)	(83)	—	(1,906)
	1,082	791	120	—	1,993

Intangible assets not subject to amortization
Goodwill	15,110	180	3,957	—	19,247
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,952	323	3,957	—	29,232
Intangible assets subject to amortization, net	1,368	21	3,696	—	5,085
Other assets	1,556	81	1,507	(42)	3,102
Total assets	$32,540	1,605	12,029	(520)	45,654

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$(22)	(33)	55	—	—
Accounts payable and accrued liabilities	1,294	65	208	—	1,567
Current portion of debt	1,515	12	26	—	1,553
Deferred revenue	1,583	103	525	—	2,211
Other current liabilities	68	6	35	—	109
Total current liabilities	4,438	153	849	—	5,440
Long-term debt (note 1)	13,155	679	3,586	—	17,420
Deferred income tax liabilities	2,150	48	—	(42)	2,156
Redeemable intergroup interests (note 1)	—	253	225	(478)	—
Other liabilities	638	211	206	—	1,055
Total liabilities	20,381	1,344	4,866	(520)	26,071
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	8,062	261	6,565	—	14,888
Noncontrolling interests in equity of subsidiaries	4,097	—	23	—	4,120
Total liabilities and equity	$32,540	1,605	12,029	(520)	45,654

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,159	—	—	2,159
Formula 1 revenue	—	—	501	501
Other revenue	—	216	—	216
Total revenue	2,159	216	501	2,876
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	663	—	—	663
Programming and content	135	—	—	135
Customer service and billing	127	—	—	127
Other	58	—	—	58
Cost of Formula 1 revenue	—	—	398	398
Subscriber acquisition costs	89	—	—	89
Other operating expenses	66	142	—	208
Selling, general and administrative	374	24	47	445
Impairment, restructuring and acquisition costs	(137)	—	—	(137)
Depreciation and amortization	150	19	99	268
	1,525	185	544	2,254
Operating income (loss)	634	31	(43)	622
Other income (expense):
Interest expense	(123)	(6)	(29)	(158)
Share of earnings (losses) of affiliates, net	(70)	8	14	(48)
Realized and unrealized gains (losses) on financial instruments, net	86	(1)	70	155
Unrealized gains (losses) on intergroup interests (note 1)	22	1	(23)	—
Other, net	8	1	4	13
	(77)	3	36	(38)
Earnings (loss) before income taxes	557	34	(7)	584
Income tax (expense) benefit	(125)	(9)	78	(56)
Net earnings (loss)	432	25	71	528
Less net earnings (loss) attributable to the noncontrolling interests	95	—	16	111
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	—	—
Net earnings (loss) attributable to Liberty stockholders	$337	25	55	417

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$1,874	—	—	1,874
Formula 1 revenue	—	—	24	24
Other revenue	—	11	—	11
Total revenue	1,874	11	24	1,909
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	587	—	—	587
Programming and content	110	—	—	110
Customer service and billing	122	—	—	122
Other	47	—	—	47
Cost of Formula 1 revenue	—	—	16	16
Subscriber acquisition costs	48	—	—	48
Other operating expenses	61	24	—	85
Selling, general and administrative	350	—	40	390
Acquisition and restructuring	24	—	—	24
Depreciation and amortization	142	20	104	266
	1,491	44	160	1,695
Operating income (loss)	383	(33)	(136)	214
Other income (expense):
Interest expense	(120)	(6)	(37)	(163)
Intergroup interest (expense) income	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(146)	(1)	(46)	(193)
Realized and unrealized gains (losses) on financial instruments, net	(184)	(1)	5	(180)
Unrealized gains (losses) on intergroup interests (note 1)	36	(7)	(29)	—
Other, net	4	1	9	14
	(417)	(14)	(91)	(522)
Earnings (loss) before income taxes	(34)	(47)	(227)	(308)
Income tax (expense) benefit	10	9	27	46
Net earnings (loss)	(24)	(38)	(200)	(262)
Less net earnings (loss) attributable to the noncontrolling interests	64	—	—	64
Net earnings (loss) attributable to Liberty stockholders	$(88)	(38)	(200)	(326)

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$4,217	—	—	4,217
Formula 1 revenue	—	—	681	681
Other revenue	—	232	—	232
Total revenue	4,217	232	681	5,130
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,303	—	—	1,303
Programming and content	265	—	—	265
Customer service and billing	244	—	—	244
Other	110	—	—	110
Cost of Formula 1 revenue	—	—	482	482
Subscriber acquisition costs	175	—	—	175
Other operating expenses	130	162	—	292
Selling, general and administrative	720	45	90	855
Impairment, restructuring and acquisition costs	108	—	—	108
Depreciation and amortization	299	34	199	532
	3,354	241	771	4,366
Operating income (loss)	863	(9)	(90)	764
Other income (expense):
Interest expense	(243)	(12)	(61)	(316)
Intergroup interest (expense) income	—	—	—	—
Share of earnings (losses) of affiliates, net	(183)	11	29	(143)
Realized and unrealized gains (losses) on financial instruments, net	—	1	105	106
Unrealized gains (losses) on intergroup interest (note 1)	32	(27)	(5)	—
Other, net	19	—	9	28
	(375)	(27)	77	(325)
Earnings (loss) before income taxes	488	(36)	(13)	439
Income tax (expense) benefit	(18)	2	91	75
Net earnings (loss)	470	(34)	78	514
Less net earnings (loss) attributable to the noncontrolling interests	144	—	16	160
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	53	53
Net earnings (loss) attributable to Liberty stockholders	$326	(34)	9	301

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$3,826	—	—	3,826
Formula 1 revenue	—	—	63	63
Other revenue	—	33	—	33
Total revenue	3,826	33	63	3,922
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,157	—	—	1,157
Programming and content	228	—	—	228
Customer service and billing	240	—	—	240
Other	91	—	—	91
Cost of Formula 1 revenue	—	—	59	59
Subscriber acquisition costs	147	—	—	147
Other operating expenses	132	53	—	185
Selling, general and administrative	692	22	84	798
Acquisition and restructuring	24	—	—	24
Depreciation and amortization	290	35	208	533
	3,001	110	351	3,462
Operating income (loss)	825	(77)	(288)	460
Other income (expense):
Interest expense	(231)	(13)	(83)	(327)
Intergroup interest (expense) income	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(148)	3	(110)	(255)
Realized and unrealized gains (losses) on financial instruments, net	(189)	(10)	20	(179)
Unrealized gains (losses) on intergroup interests (note 1)	67	88	(155)	—
Other, net	17	—	14	31
	(491)	68	(307)	(730)
Earnings (loss) before income taxes	334	(9)	(595)	(270)
Income tax (expense) benefit	(66)	24	52	10
Net earnings (loss)	268	15	(543)	(260)
Less net earnings (loss) attributable to the noncontrolling interests	142	—	—	142
Net earnings (loss) attributable to Liberty stockholders	$126	15	(543)	(402)

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$470	(34)	78	514
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	299	34	199	532
Stock-based compensation	104	6	13	123
Non-cash impairment and restructuring costs	245	—	—	245
Share of (earnings) loss of affiliates, net	183	(11)	(29)	143
Unrealized (gains) losses on intergroup interests, net	(32)	27	5	—
Realized and unrealized (gains) losses on financial instruments, net	—	(1)	(105)	(106)
Deferred income tax expense (benefit)	(13)	(3)	(85)	(101)
Intergroup tax allocation	2	2	(4)	—
Other charges (credits), net	(2)	3	2	3
Changes in operating assets and liabilities
Current and other assets	(90)	2	(88)	(176)
Payables and other liabilities	(291)	23	326	58
Net cash provided (used) by operating activities	875	48	312	1,235
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(61)	—	(124)	(185)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Return of investment in equity method affiliates	—	—	38	38
Cash proceeds from sale of investments	—	2	167	169
Cash (paid) received from acquisitions, net of cash acquired	(14)	—	—	(14)
Capital expended for property and equipment, including internal-use software and website development	(164)	(19)	(7)	(190)
Other investing activities, net	4	—	(1)	3
Net cash provided (used) by investing activities	(235)	(17)	(502)	(754)
Cash flows from financing activities:
Borrowings of debt	3,722	72	—	3,794
Repayments of debt	(2,270)	(53)	(190)	(2,513)
Liberty SiriusXM stock repurchases	(243)	—	—	(243)
Subsidiary shares repurchased by subsidiary	(856)	—	—	(856)
Cash dividends paid by subsidiary	(28)	—	—	(28)
Taxes paid in lieu of shares issued for stock-based compensation	(44)	—	(1)	(45)
Proceeds from initial public offering of subsidiary	—	—	575	575
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	5	(4)	(35)	(34)
Net cash provided (used) by financing activities	(98)	15	733	650
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	542	46	541	1,129
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$1,550	231	2,225	4,006

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$268	15	(543)	(260)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	290	35	208	533
Stock-based compensation	112	(12)	12	112
Non-cash impairment and restructuring costs	24	—	—	24
Share of (earnings) loss of affiliates, net	148	(3)	110	255
Unrealized (gains) losses on intergroup interests, net	(67)	(88)	155	—
Realized and unrealized (gains) losses on financial instruments, net	189	10	(20)	179
Deferred income tax expense (benefit)	29	(16)	(47)	(34)
Intergroup tax allocation	(1)	(8)	9	—
Other charges (credits), net	7	3	—	10
Changes in operating assets and liabilities
Current and other assets	204	6	(450)	(240)
Payables and other liabilities	(236)	59	467	290
Net cash provided (used) by operating activities	967	1	(99)	869
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(86)	—	(1)	(87)
Return of investment in equity method affiliates	—	—	105	105
Cash proceeds from sale of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(28)	—	—	(28)
Capital expended for property and equipment, including internal-use software and website development	(149)	(43)	(14)	(206)
Other investing activities, net	(2)	4	(2)	—
Net cash provided (used) by investing activities	(265)	(39)	101	(203)
Cash flows from financing activities:
Borrowings of debt	2,117	196	522	2,835
Repayments of debt	(238)	(37)	(609)	(884)
Intergroup Loan (repayment) borrowing	(750)	—	750	—
Liberty SiriusXM stock repurchases	(69)	—	(69)	(138)
Subsidiary shares repurchased by subsidiary	(399)	—	—	(399)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(33)	—	—	(33)
Taxes paid in lieu of shares issued for stock-based compensation	(44)	—	(2)	(46)
Other financing activities, net	(4)	(4)	(12)	(20)
Net cash provided (used) by financing activities	726	155	1,188	2,069
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(10)	(10)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,428	117	1,180	2,725
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$1,935	329	1,767	4,031

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), Live Nation Entertainment, Inc. (“Live Nation”), Formula 1 or Braves Holdings, in which Liberty holds an interest and that is attributed to a Liberty tracking stock group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

On April 22, 2020, the Company’s board of directors approved the immediate reattribution of certain assets and liabilities between the Formula One Group and the Liberty SiriusXM Group (collectively, the “reattribution”).

The assets reattributed from the Formula One Group to the Liberty SiriusXM Group, valued at $2.8 billion, consisted of:

●	Liberty’s entire Live Nation stake, consisting of approximately 69.6 million shares of Live Nation common stock;
●	a newly-created Formula One Group intergroup interest, consisting of approximately 5.3 million notional shares of Liberty Formula One common stock, to cover exposure under Liberty’s 1.375% cash convertible senior notes due 2023 (the “Convertible Notes”);
●	the bond hedge and warrants associated with the Convertible Notes;
●	the entire Liberty SiriusXM Group intergroup interest, consisting of approximately 1.9 million notional shares of Liberty SiriusXM common stock, thereby eliminating the Liberty SiriusXM Group intergroup interest; and
●	a portion, consisting of approximately 2.3 million notional shares of Liberty Braves common stock, of the Formula One Group’s intergroup interest in the Braves Group, to cover exposure under the Convertible Notes.

The reattributed liabilities, valued at $1.3 billion, consisted of:

●	the Convertible Notes;
●	Liberty’s 2.25% exchangeable senior debentures due 2048; and
●	Liberty’s margin loan secured by shares of Live Nation.

Similarly, $1.5 billion of net asset value has been reattributed from the Liberty SiriusXM Group to the Formula   One Group, comprised of:

●	a call spread between the Formula One Group and the Liberty SiriusXM Group with respect to 34.8 million of the Live Nation shares that were reattributed to the Liberty SiriusXM Group; and
●	a net cash payment of $1.4 billion from the Liberty SiriusXM Group to the Formula One Group, which was funded by a combination of (x) cash on hand, (y) an additional $400 million drawn from the Company’s existing margin loan secured by shares of common stock of Sirius XM Holdings, resulting in an aggregate outstanding balance of $750 million, and (z) the creation of an intergroup loan obligation from the Liberty SiriusXM Group to the Formula One Group in the principal amount of $750 million, plus interest thereon, which was repaid with the proceeds from the distribution of subscription rights to holders of Liberty SiriusXM common stock in June 2020.

Notes to Attributed Financial Information (Continued)

(unaudited)

The reattribution is reflected in the Company’s financial statements on a prospective basis.

As of June 30, 2021, the Liberty SiriusXM Group is primarily comprised of Liberty’s interests in Sirius XM Holdings and Live Nation, corporate cash, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 2.125% Exchangeable Senior Debentures due 2048, Liberty’s 2.25% Exchangeable Senior Debentures due 2048, Liberty’s 2.75% Exchangeable Senior Debentures due 2049, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and margin loan obligations incurred by wholly-owned special purpose subsidiaries of Liberty. The Liberty SiriusXM Group holds intergroup interests in the Formula One Group and the Braves Group as of June 30, 2021. In April 2021, the Liberty SiriusXM Group paid approximately $384 million to the Formula One Group to settle its obligation under the call spread with respect to the shares of Live Nation attributed to the Liberty SiriusXM Group. As of June 30, 2021, the Liberty SiriusXM Group has cash and cash equivalents of approximately $1,542 million, which includes $1,124 million of subsidiary cash.

As of June 30, 2021, the Braves Group is primarily comprised of our consolidated subsidiary, Braves Holdings, LLC, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project and cash. As of June 30, 2021, the Braves Group has cash and cash equivalents of approximately $168 million, which includes $93 million of subsidiary cash.

As of June 30, 2021, the Formula One Group is primarily comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Liberty Media Acquisition Corporation, a minority equity investment in AT&T Inc., cash, an intergroup interest in the Braves Group, Liberty’s 1% Cash Convertible Notes due 2023 and Liberty’s 2.25% Exchangeable Senior Debentures due 2046. In April 2021, the Formula One Group received approximately $384 million from the Liberty SiriusXM Group to settle the call spread with respect to the shares of Live Nation attributed to the Liberty SiriusXM Group. As of June 30, 2021, the Formula One Group has cash and cash equivalents of approximately $2,225 million, which includes $537 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest in the Braves Group held by the Formula One Group is 6,792,903, representing an 11.1% intergroup interest at June 30, 2021. The number of notional shares representing the intergroup interest in the Braves Group held by the Liberty SiriusXM Group is 2,292,037, representing a 3.7% intergroup interest at June 30, 2021. The number of notional shares representing the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group is 5,271,475, representing a 2.2% intergroup interest at June 30, 2021. The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group are reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group is reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest is reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interests. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interests are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock and Series

Notes to Attributed Financial Information (Continued)

(unaudited)

A, B or C Liberty Formula One common stock, respectively. However, Liberty has assumed that the notional shares (if and when issued) related to the Formula One Group interest in the Braves Group would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages and the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Braves Group would be comprised of Series A Liberty Braves common stock since Series A Liberty Braves common stock underlie the 1.375% convertible bonds. Therefore, the market prices of Series C Liberty Braves and Series A Liberty Braves common stock are used for the quarterly mark-to-market adjustment for the intergroup interests held by Formula One Group and Liberty SiriusXM Group, respectively, through the unaudited attributed condensed consolidated statements of operations. Liberty has assumed that the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Formula One Group would be comprised of Series A Liberty Formula One common stock since Series A Formula One common stock underlie the 1.375% convertible bonds.  Therefore, the market price of Series A Liberty Formula One common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 6 and 8, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at June 30, 2021 and December 31, 2020 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.